UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2015

Donegal Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15341	23-02424711
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania		17547
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: 717-426-1931

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2014, the Board of Directors of Donegal Group Inc. (“DGI”) granted Donald H. Nikolaus, DGI’s President and Chief Executive Officer since 1986 and Chairman of the Board since 2012, a temporary medical leave of absence from his duties and responsibilities as DGI’s Chief Executive Officer, with the express understanding that, upon the conclusion of his temporary medical leave of absence, Mr. Nikolaus would resume this position. During his temporary medical leave of absence, Mr. Nikolaus continued to serve as Chairman of the Board and President of DGI.

On October 6, 2014, the Board of Directors of Donegal Mutual Insurance Company (“DMIC”) also granted Mr. Nikolaus a temporary medical leave of absence as DMIC’s Chief Executive Officer, with the express understanding that, upon the conclusion of his temporary leave of absence, Mr. Nikolaus would resume that position. DMIC’s ownership of DGI Class A common stock and Class B common stock provides DMIC with approximately 65% of the aggregate voting power of DGI stock. During his temporary medical leave of absence, Mr. Nikolaus continued to serve as President of DMIC.

Kevin G. Burke served as Acting Chief Executive Officer of DMIC and DGI during Mr. Nikolaus’ temporary medical leave of absence.

DGI is pleased to report that Mr. Nikolaus returned, effective July 16, 2015, from his temporary medical leave of absence. Upon the recommendation of Mr. Nikolaus, DGI’s Board of Directors on July 16, 2015 appointed Mr. Burke as President and Chief Executive Officer of DGI. Mr. Nikolaus continues to serve as Chairman of the Board of DGI and President and Chief Executive Officer of a number of DGI’s subsidiaries. Mr. Nikolaus also has resumed his position as Chief Executive Officer of DMIC.

DGI issued a press release on July 17, 2015, which DGI files as an exhibit to this Form 8-K Report and which DGI incorporates by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release of Donegal Group Inc. dated July 17, 2015.

99.2	Press Release of Donegal Mutual Insurance Company dated July 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONEGAL GROUP INC.

By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Executive Vice
President and Chief Financial Officer

Date: July 20, 2015